EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Yield, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated February 28, 2014, with respect to the consolidated balance sheets of NRG Yield, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, which report appears in the December 31, 2013 annual report on Form 10-K of NRG Yield, Inc.
(signed) KPMG LLP
Philadelphia, Pennsylvania
February 28, 2014